Exhibit 10.6

Shares Pledge Agreement

Party A: Guangxi Liuzhou Baicaotang Medicine Ltd.

Legal Representative: Tang Huitian

Party B: Shareholders of Liuzhou Baicaotang Property Management Ltd.

Representative: Tang Huitian

Whereas,

(1)	Party B totally holds the equity of Liuzhou Baicaotang Property Management Ltd. (“BCT Property”);

(2)	Party B borrowed RMB153,000.00 (“Loan”) from Party A on May 3, 2008;

(3)	Party B intends to pledge the equities it holds in BCT Property to Party A to guarantee the Loan.

Party A and Party B hereby enter into the following Shares Pledge Agreement (“Agreements”):

1.	Party B shall pay all the amount of Loan back to Party A no later than December 31, 2015.

2.
Party B agrees to pledge all the equities it holds in BCT Property (“Pledged Equity”) to Party A, and will register such pledge with the competent Authority of Industry and Commerce (“AIC”) within ten (10) days after this Agreement is executed by the parties.

3.
The scope of guarantee provided by the Pledged Equity includes: principal and interest (as calculated by the loan rate of fluid capital of the corresponding period issued by People’s Bank of China) of Loan, and all legal costs, attorney fees, travel and accommodation expenses and other necessary expenses paid by Party A for claiming its rights herein.

4.	Party A and Party B hereby agree that during the pledge period:

(1)	Party A may send its representative to attend the shareholders’ meeting of BCT Property, executing shareholder’s power with in the extension of the Pledge Equity；

(2)	Party B may enjoy the equity interest；

(3)	Party B shall not transfer the Pledged Equity to any third party without prior written consent from Party A;

(4)	Party B shall notice Party A before any internal equity transfer is implemented.

5.
If Party B repays the Loan according to this Agreement, Party A will deregister the pledged with the competent AIC within ten (10) days from the date when Party B completely repays the Loan to Party A.

6.
If Party B fails to repay the debt according to this Agreement, Party A may have the right to request Party B to complete the repayment within the scope of the guaranty provided by Pledged Equity as set forth herein. If the value of the Pledged Equity is insufficient to cover the Loan, Party B shall be responsible for any balance due. Party A may take the money from converting, auction or sale of the Pledged Equity to pay off the Loan with its sole selection. Where the money from the converting, auction or sale of the Pledged Equity is excess the amount of Loan, the excess amount will belong to Party B.  Where such money is insufficient to cover the Loan, Party B shall be responsible for any balance due.

7.
Any dispute arising out of the performance of this Agreement shall be mutually negotiated between the parties.  When failing to get a consistent settlement, any party may submit such dispute to the People’s Court of Liunan District, Liu Zhou City for determination.

8.	The terms and conditions set forth in herein should not be modified unless written agreed by the parties.

9.
This agreement is made in nineteen counterparts with Party A holding two copies, Party B holding sixteen copies and the other one copy will be submitted to competent AIC for registration and filing. This Agreement shall become binding in the date signed by the Parties.

Party A: Guangxi Liuzhou Baicaotang Medicine Ltd.

Legal Representative：/s/ Tang Huitian

Date: May 3, 2008

Party B: Shareholders of Liuzhou Baicaotang Property Management Co., Ltd

Representative：/s/ Tang Huitian

Date: May 3, 2008